Exhibit 10.3

BOARD OF DIRECTORS SERVICES AGREEMENT

This Board of Directors Services Agreement (this “Agreement”) is entered into as of this 4th day of May, 2015 by and between BioLife Solutions Inc., a Delaware corporation (the “Company”), and [          ], an individual (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein, in the Company’s certificate of incorporation and bylaws and under applicable law.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Board Duties.

(a) Director agrees to provide services to the Company as a member of the Board of Directors.  Director shall, for so long as he or she remains a member of the Board of Directors, meet with the remaining members of the Board of Directors and/or the Company’s executive officers upon request, at dates and times mutually agreeable to the parties, to discuss any matter involving the Company (including any subsidiary).  Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors.

(b) Director understands that as a member of the Board of Directors he or she is subject to the duties of care, loyalty and good faith and such other duties and obligations as are provided by applicable laws, the Company’s certificate of incorporation and bylaws and the policies established from time to time by the Board of Directors or a duly authorized committee thereof.  Director may not use Director’s position of trust and confidence to further Director’s private interests.  Director must inform himself or herself of all material information reasonably available before voting on a transaction and Director may act only for the purpose of advancing the best interests of the Company, may not act in violation of applicable law and may not fail to act in accordance with Director’s duties to the Company (including any subsidiary) and its stockholders.  Director agrees to comply with the director conduct policies and corporate governance policies adopted from time to time by the Board of Directors or a duly constituted committee thereof.  Director is not and will not be an employee of the Company.

2. Compensation.  Director’s compensation for serving as a member of the Board of Directors, a member of any committee thereof, or as the chairman of the Board of Directors or any committee thereof shall be as determined from time to time by the Board of Directors or a duly authorized committee thereof.  Effective January 1, 2015, Director’s compensation for service as a member of the Board of Directors is $40,000 per annum. If and to the extent applicable to Director, the chairman of certain Board of Directors committees are currently entitled to additional compensation as follows:  $10,000 per annum for the chairman of the Audit Committee, $7,500 per annum for the chairman of the Compensation Committee and $5,000 per annum for the chairman of the Nominating and Governance  Committee.  The Board of Directors or a duly authorized committee may from time to time determine, in their sole discretion, to make awards to Director pursuant to the Company’s equity-based compensation programs.  The foregoing compensation shall be periodically reviewed and may be increased, decreased or otherwise changed by the Board of Directors or any duly authorized committee thereof from time to time, in their sole discretion.  Except as otherwise determined by the Board of Directors or a duly authorized committee thereof, Director shall accrue no further compensation for Director’s service as a member of the Board of Directors or any committee thereof, or as the chairman of the Board of Directors or any committee thereof, following the date on which such Director ceases to hold such position for any reason.

3. Expenses.  The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company in discharging Director’s duties as a member of the Board of Directors in accordance with the Company’s then-prevailing policy on reimbursement of board of directors expenses.

4. Term.  Except as otherwise provided herein, the term of this Agreement and the duties and obligations of Director and the Company under it shall continue until the date that Director ceases to be a member of the Company’s Board of Directors for any reason.  Director acknowledges that Director has no right to continued membership on the Board of Directors or any committee thereof, or chairmanship of the Board of Directors or any committee thereof, and may be removed from any such position at any time in the manner permitted by applicable laws, the Company’s certificate of incorporation and bylaws and any applicable corporate governance policies.

5. Miscellaneous.

(a) Entire Agreement.  This Agreement and any written indemnification agreement between the parties represent the entire agreement among the parties with respect to the subject matter herein.

(b) Amendments and Supplements.  This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(c) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the federal courts of the State of Washington located within the County of King.

(d) Injunctive Relief.  It is agreed that the rights and benefits of the Company pursuant to this Agreement are unique and that no adequate remedy exists at law if Director shall fail to perform, or breaches, any of Director’s obligations thereunder, that it would be difficult to determine the amount of damages resulting therefrom, and that any such breach would cause irreparable injury to the Company.  Therefore, the Company shall be entitled to injunctive relief to prevent or restrain any breach of this Agreement by Director.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Board of Directors Services Agreement to be executed as of the date first written above.

BIOLIFE SOLUTIONS INC.

By:_________________________________
Name: Michael Rice
Title:  Chief Executive Officer

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